EXHIBIT 99.1
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                 SEMOTUS BUYS BACK CONVERTIBLE PREFERRED SHARES


SAN JOSE, CA.--(BusinessWire)--January 13, 2003, 07:20 AM EST--Semotus Solutions (AMEX:DLK), a leading provider of mobile enterprise application software today announced that on December 31, 2002, Semotus Solutions and Brown Simpson Partners I, Ltd. (successors-in-interest to Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P.) entered into a Preferred Stock Buy Back and Mutual Release Agreement. As part of the Agreement, Semotus repurchased from Brown Simpson all of the outstanding shares of Semotus' Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock was reflected on the Semotus balance sheet as $5.7 million in Preferred Shareholder Equity. In consideration of the aforesaid purchase of the Preferred Shares, Semotus paid one hundred thousand dollars ($100,000.00) and issued to Brown Simpson four-year warrants to purchase 846,154 shares of common stock of Semotus, exercisable at $0.01 per share. In addition, in consideration for Brown Simpson agreeing to enter into a settlement and mutual release related to its anti-dilution claim, the Company is revising Brown Simpson's existing 1,153,846 Warrants to provide for an exercise price of $0.01 per share.

In January of 2000, Brown Simpson invested ten million dollars in the Company at $13.00 per share in exchange for 769,231 shares of Series B Convertible Preferred Stock (post split, convertible into 1,538,462 shares of common stock). Semotus Solutions also issued Brown Simpson five-year warrants to purchase 576,923 shares of common stock at an exercise price of $17.50 (1,153,846 exercisable at $8.75 on a post split basis). One provision of Brown Simpson's investment provided for certain adjustments to their Series B shares and warrants should the Company raise money below the $13.00 price.

"This is a transaction that benefits Semotus and its common shareholders in three significant ways", stated Tony LaPine, CEO and Chairman. "First, it eliminates a convertible preferred security that contained a prohibitively dilutive reset provision; one that would have required the Company to issue as much as 51 million shares of common to the Preferred holder if we would have raised money at the current level of our stock price. Second, should Semotus enter into a significant merger and acquisition transaction at any time, the Convertible Preferred had a right to the first $5.7 million of proceeds, leaving little, if anything, for the common shareholder. And third, we settled a costly litigation that was draining the Company of cash and management resources."


ABOUT SEMOTUS SOLUTIONS

Founded in 1993, Semotus Solutions (AMEX:DLK - news) is a leading provider of enterprise application software connecting employees to critical business systems, information and processes. With a growing enterprise customer base of more than 600 corporations including AOL Time Warner, Alcatel, Lucent Technologies, JP Morgan-Chase and Coca-Cola, extended over vertical markets of workforce automation, finance, healthcare, and m-commerce, Semotus Solutions enterprise application software provides mobility, convenience, efficiency and profitability. www.semotus.com

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SEMOTUS SOLUTIONS
MEDIA CONTACT
STEPHANIE JANARD, (303)708-1159
Marketing Manager
sjanard@semotus.com

SEMOTUS SOLUTIONS
INVESTOR RELATIONS CONTACT
TALI DURANT, (408) 358-7100
General Counsel
IR@semotus.com

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This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends, "believes and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.